                                                        Exhibit 10-e


           KANSAS CITY POWER & LIGHT COMPANY
   LONG- AND SHORT-TERM INCENTIVE COMPENSATION PLAN
                    JANUARY 1, 1997

                     I.  Purposes

     The Kansas City Power & Light Company Incentive
Compensation Plan (the "Plan") is designated to provide a means of paying incentive compensation, in addition to annual salaries, to Officers and Key Employees of the Company who, by virtue of their responsibilities, may contribute materially to the success of the Company. The opportunity to receive incentive compensation is intended as a strong motivational program and one that will result in improved corporate performance.

     The key objectives of the Plan are to align both the long-term and short-term interests of the shareholders, Officers, and key employees of Kansas
City Power & Light (KCPL), create strong incentives for
KCPL Officers and key employees to maximize the Company's shareholder value, retain the management team by providing attractive compensation opportunities and limit shareholder cost to a reasonable level.

                   II.  Definitions

     The following terms shall have the meanings set forth below:

     1.   "Company" shall mean Kansas City Power & Light
       Company and its successors and assigns, by merger, purchase or otherwise.

     2. "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

     3.   "Committee" shall mean the Nominating &
       Compensation Committee of the Board of Directors, all of whose members shall consist of Directors who are not employees and who are not eligible for participation in this Plan.

     4. "Officer" shall mean any full-time Officer of the Company.

     5. "Key Employee" shall mean those employees deemed critical to the execution of the Company's business plans.

     6.   "Participant" shall mean each Officer or Key
       Employee who has been selected by the Committee in the manner hereinafter provided for participation in the Plan with respect to a Plan Year.

     7. "Plan Year" shall mean the applicable fiscal year of the Company.

     8. "Salary" shall mean the direct compensation earned by a Participant as base salary during the Plan Year, excluding any and all commissions, bonuses, contributions by the Company to its Pension Plan on behalf of the Participant, incentive payments for the current Plan Year or prior Plan Years, and other similar payments.

     9. "EVA" shall mean an estimate of the Company's true economic profit after subtracting the cost of all capital employed.

     10. "Target Bonus" shall mean the bonus earned for achieving the expected level of EVA improvement.

     11. "Expected EVA Improvement" shall mean EVA improvement required for the Company's shareholders to earn a cost of capital return on the market value of their investment, as well as the EVA improvement required to earn the Target Bonus.

     12. "Bonus Bank" shall mean the personal account to which the bonus earned is credited and from which the bonus paid is deducted; the Bonus Bank balance is the amount held in reserve to be recouped if prior EVA improvement is not sustained or (when negative) to be recovered before additional bonus is paid.

      III.  Approval, Amendment, Termination and
              Administration of the Plan

A.   Approval of Awards Under the Plan

  Payment of awards under the Plan are become effective upon approval by the Board of Directors of the Company.

B.   Committee Oversight

  The Committee shall administer the Plan.  The
  Committee may establish such rules and regulations as it deems necessary for the Plan, its interpretation and administration. In addition, the Committee may make such determinations and take such actions in connection with the Plan as it deems necessary.

C.   Finality of Determination

  Each determination made by the Committee, in accordance with the provisions of this Plan, shall be final, binding, and conclusive for all purposes and on all persons.

D.   Amendment and Termination of the Plan

  The Board of Directors in its sole discretion may modify, suspend, terminate, or reinstate the Plan, provided, however, that no such modification, suspension, termination or reinstatement shall diminish, reduce, alter or impair the value of or the rights to any award made prior to the date of such modification, suspension, termination or reinstatement of the Plan without the consent of the Participant. Following termination of the Plan for reasons other than change of control, each Participant's Bonus Bank balance will be paid in two equal installments over two years, beginning at the end of the final Plan Year.

          IV.  Eligibility and Participation

A.   Selection of Participants

  Participants for each Plan Year shall be selected by the Committee from among the Officers and management employees upon recommendation by the chief executive officer.

B.   Future Participation

  Participation in the Plan during one Plan Year will not guarantee participation in any subsequent Plan
  Year.

              V.  Determination of Awards

A.   Target Bonus

  Target Bonus levels shall be determined by the Committee and expressed as a percentage of each Participant's base salary for the Plan Year. Target
  Bonus levels may vary by Participant and reflect the level of responsibility of the Participant in the corporate structure. Target and maximum Bbonus levels for the Participants are set forth below:

                                     Target               Maximum
       Officer                       Bonus Percent     Bonus Percent

       Chief Executive Officer            50%              100%
       Executive Vice President           45%               90%
       Senior Vice President              40%               80%
       Other Officers                     35%               70%
       Key Employees                      25%               50%


B.   Corporate Performance

  EVA Improvement shall be the Committee's measure of
  corporate performance. Not more than 90 days after
  the beginning of the Plan Year, and, in any event,
  before 25 percent or more of the Plan Year has
  elapsed, the Committee will establish the EVA
  Improvement goal for the Target Bonus awards of the
  Participants.   Expected EVA Improvement represents
  an estimate of the EVA Improvement required for the Company's investors to earn a cost of capital return on the market value of their investment. The
  Committee may establish a multi-year schedule of Expected EVA Improvement to link bonus compensation to cumulative investor return.

  If EVA Improvement for the Plan Year is greater than
  $0, an award shall be paid to Participants.
  Expected EVA Improvement shall be the dollar amount
  of EVA Improvement required to earn the tTarget
  bBonus. Two times the Expected EVA Improvement level
  shall be required for Participants to receive
  maximum incentive awards.  If EVA Improvement for
  the Plan Year is greater than $0 but less than
  Maximum EVA Improvement, awards for Participant's
  for such Plan Year shall be based on a table of
  percentage awards, such percentages to begin at zero
  percent for EVA Improvement of $0 or less and
  increase to maximum awards at Maximum EVA
  Improvement.    The Committee shall establish a
  table of bonus awards, with Target Bonus set at Expected EVA Improvement. The table will establish a minimum level of EVA Improvement performance that must be achieved before any bonus is awarded. The table will also establish an EVA Improvement level for which a maximum bonus will be awarded. Such table shall be based on straight-line interpolation.

  For example, a Participant has a Target Bonus level of 40% of Salary, and the award table is constructed with Minimum EVA Improvement at $-5 million,
  Expected EVA Improvement at $5,000,000, and Maximum
  EVA Improvement at $15,000,000.  Actual EVA
  Improvement achieved for the Plan Year is $6,000,000. Using the award table for that Plan
  Year the Participant would be credited with achieving a bonus award of 44% of Salary. The 44% of Salary is considered the bonus earned for that year.

C.   Bonus Bank

  A Bonus Bank shall be established for each Participant. The initial balance of each Participant's bonus bank shall be zero. Each year in which the bonus earned is positive, the Participant shall receive 1/2 of the bonus earned by the Participant for that Plan Year. In each year a negative bonus is earned, the negative amount is deducted from any Bonus Bank balance. The balance of the bonus (which may be a negative amount) shall be credited to the Participant's Bonus Bank balance.
  At the end of each year in which the Bonus Bank balance is positive, a bonus shall be paid to the Participant equal to 1/2 of the amount of the Bonus
  Bank balance.  (Attachment A)

  No interest shall be credited or charged on the Bonus Bank balance.

      VI. Payment of Awards:  Changes in Year and Capitalization

A.   Form of Payment

  Bonus Awards shall be paid shall be paid in cash within thirty days following determination of the amount of such awards by the Committee.

B.   Change of Fiscal Year

  In the event of a change in the Company's fiscal year resulting in a fiscal year of less that twelve months, the Committee shall make adjustments in the EVA Improvement target as it shall, in its sole discretion, deem appropriate.

              VII.  Employment Provisions

A.   Promotions and New Employees


  Employees who are newly hired or promoted into positions eligible for participation in the Plan during a Plan Year shall participate in the Plan to the degree deemed appropriate, if at all, by the Committee on the recommendation of the chief executive officer. In the absence of special circumstances, any reward for a Participant whose eligibility commences after the beginning of a Plan
  Year shall be based on the Participant's salary earned during that portion of the Plan Year commencing with the determination of such Participant's eligibility.

B.   Termination of Employment

  Following termination of employment during a Plan
  Year by reason of death, disability, or normal retirement, the Participant's Bonus Bank balance will be at the end of the Plan Year in which the Participant's termination occurs. A Participant will be eligible to receive an award determined in accordance with Section VI of the Plan, but based on the Participant's salary actually earned for the Plan Year in which such termination of employment occurs. Such awards will be paid in accordance with
  Section VII above. The Committee in its discretion shall determine whether a Participant shall be eligible to receive an award for a Plan Year in which he takes early retirement and, if so, the amount of such award. Following termination during a Plan Year for any reason other than death, disability, or early or normal retirement, a Participant will not be eligible to receive an award for that Plan Year. Similarly, any amounts in the Participant's Bonus Bank shall be forfeited if the employment of such Participant is terminated for any reason other than death, disability or retirement.

C.   Future Eligibility of a Participant

  Participation in this Plan during one Plan Year shall not guarantee any Officer or Key Employee the right to participate in the Plan in subsequent Plan
  Years.  Payment of an award with respect to one Plan
  Year, moreover, shall not guarantee an Officer or Key Employee the right to receive an award with respect to subsequent Plan Years.

D.   Key Employee Participation is RESULTS Workforce
  Incentive

  Key Employees designated by the Committee as Participants in the Plan will forfeit their participation in the RESULTS Workforce Incentive
  Plan.

E.   Change in Control

  In the event of a Change in Control (as defined below) of the Company, and except as the Committee may expressly provide otherwise, (i) mid-Plan Year
  Change in Control will result in bonus calculations based year-to-date performance as measured against the pre-established EVA Improvement goal for determination of award levels; and (ii) Participants with positive Bonus Bank balances will be paid the balance in their account within 30 days of the consummation of a merger agreement.

  A "Change in Control" shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20 percent or more of the Common Stock of the Company then outstanding; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has into an agreement with the Company to effect a transaction described in (i) above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were director at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute the majority thereof.

F.   No Employment Contract

  Neither the action of the Company in establishing this Plan, nor any action taken by the Company, the Board, the Committee, or the chief executive Officer with respect to the Plan, nor any provision herein shall be construed as granting to any Officer or Key
  Employee the right to continue in the employ of the Company.

            VIII.  Miscellaneous Provisions

A.   Nonassignability of Benefits

  No Participant, nor his or her legal
  representatives, shall have any right to assign, transfer, appropriate, encumber, or anticipate any interest in the Plan or any payments hereunder.
  Participants have only the right to receive payments under this Plan if, as, and when such payments are due and payable under the terms and provisions of the Plan.

B.   Expenses of the Plan

      The Company shall bear all of the expenses of administering the Plan and shall not charge such expenses against amounts payable hereunder.

C.  Applicable Law

      This Plan, all derminations made hereunder, and all actions taken pursuant hereto will be governed by the the laws of the State of Missouri.

D.  First Plan Year

       The first Plan Year of this Plan shall commence on January 1, 1997.